Exhibit 99.1

News Release

Weatherford Announces Third Quarter 2022 Results
•Third quarter revenues of $1,120 million, increased 5% sequentially, led by higher Drilling and Evaluation activity
•Net income was $28 million and operating income was $121 million
•Adjusted EBITDA[1] was $214 million, a 19.1% adjusted EBITDA margin with a 160 basis point sequential improvement
•Net cash provided by operating activities was $160 million and free cash flow[1] was $133 million, primarily driven by higher adjusted EBITDA margins and working capital efficiency
•Secured significant contract wins across the portfolio with IOC’s and NOC’s, including ADNOC, KOC, and YPF
•Amended Credit Facility with increase in aggregate amount available to $370 million, and a two-year maturity extension subject to certain conditions
•Issued a notice to redeem $125 million of our 11% senior unsecured notes

Houston, October 25, 2022 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the third quarter of 2022.
Revenues for the third quarter of 2022 were $1,120 million, an increase of 5% sequentially and 19% year-over-year. Operating income was $121 million in the third quarter of 2022, compared to $104 million in the second quarter of 2022 and $71 million in the third quarter of 2021. The Company’s third quarter of 2022 net income was $28 million, compared to $6 million in the second quarter of 2022 and a net loss of $95 million in the third quarter of 2021.
Third quarter 2022 cash flows provided by operations were $160 million, compared to $60 million in the second quarter of 2022 and $114 million in the third quarter of 2021. Capital expenditures were $39 million in the third quarter of 2022, compared to $24 million in the second quarter of 2022 and $20 million in the third quarter of 2021.
•Adjusted EBITDA[1] was $214 million, an increase of 15% sequentially and 20% year-over-year
•Free cash flow[1] was $133 million, an increase of $74 million sequentially and $22 million year-over-year

Girish Saligram, President and Chief Executive Officer, commented, “In the third quarter, we continued to outperform on our two key metrics of margin expansion and free cash flow generation. We showed strong sequential revenue growth, with solid margin fall-through, as our market-leading offerings continue to deliver value in the marketplace. Our adjusted EBITDA margins of 19.1% and free cash flow of $133 million clearly demonstrate the effectiveness of our refreshed operating paradigm and reaffirm that our strategy to sustainably expand margins over the cycle while generating positive free cash flow is delivering the intended results.
I am proud of and encouraged by our progress in strengthening our Company and balance sheet. The successful amendment of the credit facility and our ability to pay down debt meaningfully underscores the substantial improvements we have made and allows us greater flexibility to drive growth and scale into our business.
As we look forward, we now expect full-year 2022 revenue to grow by high-teens year-over-year and for EBITDA margins to expand by over 200 basis points year-over-year, driven by solid execution, increased market activity, and dedicated customer focus. The overall macro-environment for the sector continues to be supported by strong fundamentals, despite inflationary and geopolitical headwinds. Our ability to carry our momentum forward is evidenced by the recently announced contract awards for Aramco and PDO. As we close out the year, we will continue to capitalize on the opportunities enabled by our broad portfolio, leading-edge specialty services, the transformation of our operating paradigm, and strong customer relationships.”

Notes:
[1] EBITDA represents income before interest expense, net, income taxes, depreciation and amortization expense. Adjusted EBITDA excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Free cash flow is calculated as cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. EBITDA, adjusted EBITDA, and free cash flow are non-GAAP measures. Each measure is defined and reconciled to the most directly comparable GAAP measure in the tables below.

Commercial and Operational Highlights
•Weatherford received a five-year framework agreement from ADNOC to provide directional drilling and logging-while-drilling services. Deploying these services and technology offerings will add value to ADNOC's drilling operations by minimizing OPEX, reducing risks, and optimizing production.
•A major IOC in the Middle East awarded Weatherford a five-year contract to provide wireline services. Weatherford was a clear choice for this operator because of its field-proven technology, high service quality, and experienced personnel. The Weatherford portfolio of wireline technology is comprehensive in providing information that guides operators' life-of-field decisions and maximizes the recovery of their reserves.
•Weatherford received a two-year contract this quarter to continue delivering drilling fluids and the associated services in unconventional wells to YPF in Argentina. We attribute this success to our proven track record in the region, with more than 250 wells delivered and providing high-quality offerings and services focused on health, safety, and the environment.
•Pertamina awarded Weatherford a five-year contract to deliver intervention, through-tubing, and tubular running services. This win comes on the back of strong performance as the incumbent provider of similar services, showcasing our commitment to quality and customer satisfaction.
•Weatherford received an award from Kuwait Oil Company to deliver upper-completion services and technology for 300 development wells across several fields. Our completion offerings stood out because of their field-proven reliability and strong in-country footprint.
•Weatherford received an award from Fri-EL Green Power in Europe to provide drilling, well construction, and formation evaluation in its San Giovanni geothermal project. The energy produced in this operation will heat regional hydroponic greenhouses—without emissions. This award showcases how we apply our traditional and new technologies to renewable energy applications.
•Weatherford executed a memorandum of understanding with Criterion Energy Partners, a geothermal technology and energy development company that delivers clean, reliable energy to customers in hard-to-abate sectors. As part of the agreement, Weatherford intends to serve as an active member of the Geothermal Industry Advisory Group, which is focused on addressing global energy demand with clean, renewable energy. Weatherford is uniquely positioned to lend our expertise and engineering support to advance geothermal projects and applications, enabling sustainable energy projects that are synergistic to our core business.

Liquidity
We closed the third quarter of 2022 with total cash of approximately $1.1 billion as of September 30, 2022, up $53 million sequentially. Net cash provided by operating activities of $160 million improved $100 million and free cash flow of $133 million improved $74 million, sequentially. These improvements were driven mainly by higher adjusted EBITDA margins, as well as improved receivables and inventory efficiency, and lower cash interest.
We redeemed $50 million of our 11% senior unsecured notes on August 10, 2022. As we continue to improve our debt profile, on October 18, 2022, we issued a notice to redeem an additional $125 million on November 17, 2022. Additionally, we amended our senior secured letter of credit agreement by increasing the aggregate amount available from $215 million to $370 million and extending maturity to October 17, 2026 subject to certain conditions.
Results by Reportable Segment
Drilling & Evaluation (“DRE”)

	Three Months Ended			Variance
($ in Millions)	September 30, 2022	June 30, 2022	September 30, 2021	Seq.		YoY
Revenues:
DRE Revenues	$348	$317	$278	10%		25%
DRE Segment Adjusted EBITDA	$85	$69	$56	23%		52%
% Margin	24.4%	21.8%	20.1%	260	bps	430	bps
Third quarter 2022 DRE revenues of $348 million increased by $31 million, or 10% sequentially, due to higher demand for all DRE product lines, primarily driven by managed pressure drilling and drilling services in the Middle East/North Africa/Asia and North America regions. Third quarter 2022 DRE segment adjusted EBITDA of $85 million increased by $16 million, or 23% sequentially, largely due to higher fall-through for managed pressure drilling in the Middle East/North Africa/Asia and North America regions.

Well Construction and Completions (“WCC”)

	Three Months Ended			Variance
($ in Millions)	September 30, 2022	June 30, 2022	September 30, 2021	Seq.		YoY
Revenues:
WCC Revenues	$391	$383	$345	2%		13%
WCC Segment Adjusted EBITDA	$78	$67	$79	16%		(1)%
% Margin	19.9%	17.5%	22.9%	240	bps	(300)	bps
Third quarter 2022 WCC revenues of $391 million increased by $8 million, or 2% sequentially, primarily driven by cementation products in the North America and Middle East/North Africa/Asia regions. Third quarter 2022 WCC segment adjusted EBITDA of $78 million increased by $11 million, or 16% sequentially, largely due to higher fall-through and execution efficiencies for cementation products in the Middle East/North Africa/Asia region and tubular running services in the Europe/Africa region.
Production and Intervention (“PRI”)

	Three Months Ended			Variance
($ in Millions)	September 30, 2022	June 30, 2022	September 30, 2021	Seq.		YoY
Revenues:
PRI Revenues	$357	$345	$292	3%		22%
PRI Segment Adjusted EBITDA	$66	$68	$57	(3)%		16%
% Margin	18.5%	19.7%	19.5%	(120)	bps	(100)	bps
Third quarter 2022 PRI revenues of $357 million increased by $12 million, or 3% sequentially, primarily driven by higher artificial lift activity in North America. Third quarter 2022 PRI segment adjusted EBITDA of $66 million, decreased $2 million, or 3% sequentially, mainly due to a change in product over service mix in the North America and Europe/Sub-Sahara Africa/Russia regions.

About Weatherford
Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company operates in approximately 75 countries and 17,500 team members representing more than 110 nationalities and 350 operating locations. Visit weatherford.com for more information and connect with us on social media.
Conference Call Details
Weatherford will host a conference call on Wednesday, October 26, 2022, to discuss the results for the third quarter ended September 30, 2022. The conference call will begin at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/investor-relations/investor-news-and-events/events/, or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Listeners should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until November 9, 2022 at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 9295687. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.
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Contacts
For Investors:
Mohammed Topiwala
Director, Investor Relations and M&A
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Director, Global Communications
+1 713-836-4193
media@weatherford.com

Forward-Looking Statements
This news release contains projections and forward-looking statements concerning, among other things, the Company’s quarterly and full-year revenues, operating income and losses, segment adjusted EBITDA, adjusted EBITDA, free cash flow, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including: the price and price volatility of oil and natural gas; various effects from the Russia Ukraine conflict including, but not limited to, extended business interruptions, sanctions imposed by various countries, associated operational and logistical challenges, and impacts to the overall global energy supply; cybersecurity issues, as we may experience a higher rate of cybersecurity attacks, intrusions or incidents in the current environment of remote connectivity; demand for oil and gas and fluctuations in commodity prices; general global economic repercussions related to U.S. and global inflationary pressures; the macroeconomic outlook for the oil and gas industry; operational challenges relating the COVID-19 pandemic and efforts to mitigate the spread of the COVID-19 virus and COVID-19 variants, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; our ability to generate cash flow from operations to fund our operations; and the realization of additional cost savings and operational efficiencies.
These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the SEC, including the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statements speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Weatherford International plc
Selected Statements of Operations (Unaudited)

	Three Months Ended			Nine Months Ended
($ in Millions, Except Per Share Amounts)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenues:
Drilling and Evaluation	$348	$317	$278	$957	$779
Well Construction and Completions	391	383	345	1,118	1,005
Production and Intervention	357	345	292	988	829
Segment Revenues	1,096	1,045	915	3,063	2,613
All Other	24	19	30	59	67
Total Revenues	1,120	1,064	945	3,122	2,680

Segment Adjusted EBITDA:
Drilling and Evaluation	$85	$69	$56	$213	$131
Well Construction and Completions	78	67	79	212	184
Production and Intervention	66	68	57	173	144
Segment Adjusted EBITDA [1]	229	204	192	598	459
Corporate and Other [2]	(15)	(18)	(13)	(47)	(42)
Total Adjusted EBITDA	214	186	179	551	417
Depreciation and Amortization	(88)	(90)	(112)	(265)	(337)
Share-based Compensation Expense	(5)	(6)	(4)	(18)	(13)
Other Adjustments [3]	—	14	8	(25)	16
Total Operating Income	121	104	71	243	83
Other Income (Expense):
Interest Expense, Net	(44)	(48)	(69)	(140)	(211)
Other Expense, Net	(14)	(32)	(63)	(62)	(78)
Income (Loss) Before Income Taxes	63	24	(61)	41	(206)
Income Tax Provision	(26)	(12)	(28)	(66)	(66)
Net Income (Loss)	37	12	(89)	(25)	(272)
Net Income Attributable to Noncontrolling Interests	9	6	6	21	17
Net Income (Loss) Attributable to Weatherford	$28	$6	$(95)	$(46)	$(289)

Basic and Diluted Income (Loss) Per Share	$0.39	$0.08	$(1.36)	$(0.65)	$(4.13)
Basic Weighted Average Shares Outstanding	71	71	70	71	70
Diluted Weighted Average Shares Outstanding	72	73	70	71	70
[1]Segment adjusted EBITDA is our primary measure of segment profitability and is based on segment earnings before interest, taxes, depreciation, amortization, share-based compensation expense and other adjustments. Research and development expenses are included in segment adjusted EBITDA.
[2]Corporate and other includes business activities related to all other segments (profit and loss), corporate and other expenses (overhead support and centrally managed or shared facilities costs) that do not individually meet the criteria for segment reporting.
[3]Other adjustments in the nine months ended September 30, 2022 primarily include a $22 million restructuring charge. Other adjustments was a net credit for the three and nine months ended September 30, 2021, primarily driven by gains on asset sales.

Weatherford International plc
Revenues by Geographic Areas (Unaudited)

	Three Months Ended			Variance
($ in Millions)	September 30, 2022	June 30, 2022	September 30, 2021	Seq.	YoY
Revenues by Geographic Areas:
Middle East/North Africa/Asia	$354	$350	$312	1%	13%
North America	297	268	224	11%	33%
Latin America	280	265	217	6%	29%
Europe/Sub-Sahara Africa/Russia	189	181	192	4%	(2)%
Total Revenues	$1,120	$1,064	$945	5%	19%

Weatherford International plc
Selected Balance Sheet Data (Unaudited)

($ in Millions)	September 30, 2022	December 31, 2021
Assets:
Cash and Cash Equivalents	$933	$951
Restricted Cash	210	162
Accounts Receivable, Net	927	825
Inventories, Net	723	670

Property, Plant and Equipment, Net	908	996
Intangibles, Net	540	657

Liabilities:
Accounts Payable	425	380
Accrued Salaries and Benefits	337	343
Current Portion of Long-term Debt	14	12
Long-term Debt	2,366	2,416

Shareholders’ Equity:
Total Shareholders’ Equity	472	496

Components of Net Debt [1]:
Current Portion of Long-term Debt	14	12
Long-term Debt	2,366	2,416
Less: Cash and Cash Equivalents	933	951
Less: Restricted Cash	210	162
Net Debt [1]	$1,237	$1,315
[1] Net debt is a non-GAAP measure calculated as total short and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Selected Cash Flows Information (Unaudited)

	Three Months Ended			Nine Months Ended
($ in Millions)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Cash Flows From Operating Activities:
Net Income (Loss)	$37	$12	$(89)	$(25)	$(272)
Adjustments to Reconcile Net Loss to Net Cash Provided (Used In) By Operating Activities:
Depreciation and Amortization	88	90	112	265	337
Asset Write-downs and Other (Credits) Charges	—	(6)	—	6	—
Inventory Charges	6	9	11	30	50
Gain on Disposition of Assets	(8)	(9)	(9)	(22)	(22)
Loss on Extinguishment of Debt and Bond Redemption Premium	2	—	59	2	59
Deferred Income Tax Provision	18	3	9	24	15
Share-Based Compensation	5	6	4	18	13
Working Capital [1]	(58)	(20)	(54)	(153)	18
Other Operating Activities [2]	70	(25)	71	11	36
Net Cash Provided By Operating Activities	160	60	114	156	234

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(39)	(24)	(20)	(83)	(44)
Proceeds from Disposition of Assets	12	23	17	55	39
Proceeds (Payments) for Other Investing Activities	(2)	(1)	3	6	3
Net Cash Used In Investing Activities	(29)	(2)	—	(22)	(2)

Cash Flows From Financing Activities:
Borrowings of Long-term Debt	—	—	491	—	491
Repayments of Long-term Debt	(55)	(3)	(505)	(62)	(510)
Other Financing Activities	(9)	(17)	(36)	(27)	(46)
Net Cash Used In Financing Activities	$(64)	$(20)	$(50)	$(89)	$(65)

Free Cash Flow[3]:
Net Cash Provided By Operating Activities	$160	$60	$114	$156	$234
Capital Expenditures for Property, Plant and Equipment	(39)	(24)	(20)	(83)	(44)
Proceeds from Disposition of Assets	12	23	17	55	39
Free Cash Flow [3]	$133	$59	$111	$128	$229

[1] Working capital is defined as the cash changes in accounts receivable plus inventory less accounts payable.
[2] Other operating activities is primarily accruals, net of cash payments for operational expenses, interest, taxes, employee costs and leases.
[3] Free cash flow is a non-GAAP measure calculated as cash flows provided by operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by operating activities.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
($ in Millions, Except Per Share Amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Operating Income:
GAAP Operating Income	$121	$104	$71	$243	$83
Other (Credits) Charges	(2)	(14)	(8)	3	(16)
Restructuring Charges	2	—	—	22	—
Operating Non-GAAP Adjustments	—	(14)	(8)	25	(16)
Non-GAAP Adjusted Operating Income	$121	$90	$63	$268	$67

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$63	$24	$(61)	$41	$(206)
Operating Non-GAAP Adjustments	—	(14)	(8)	25	(16)
Loss on Extinguishment of Debt and Bond Redemption Premium	2	—	59	2	59
Non-GAAP Adjustments Before Taxes	2	(14)	51	27	43
Non-GAAP Income (Loss) Before Income Taxes	$65	$10	$(10)	$68	$(163)

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(26)	$(12)	$(28)	$(66)	$(66)
Tax Effect on Non-GAAP Adjustments	(1)	—	—	(1)	—
Non-GAAP Provision for Income Taxes	$(27)	$(12)	$(28)	$(67)	$(66)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Income (Loss)	$28	$6	$(95)	$(46)	$(289)
Non-GAAP Adjustments, net of tax	1	(14)	51	26	43
Non-GAAP Net Income (Loss)	$29	$(8)	$(44)	$(20)	$(246)

Diluted Income (Loss) Per Share Attributable to Weatherford:
GAAP Diluted Income (Loss) per Share	$0.39	$0.08	$(1.36)	$(0.65)	$(4.13)
Non-GAAP Adjustments, net of tax	0.01	(0.19)	0.73	0.37	0.62
Non-GAAP Diluted Income (Loss) per Share	$0.40	$(0.11)	$(0.63)	$(0.28)	$(3.51)

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Income (Loss) to Adjusted EBITDA (Unaudited)

	Three Months Ended			Nine Months Ended
($ in Millions)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net Income (Loss) Attributable to Weatherford	$28	$6	$(95)	$(46)	$(289)
Net Income Attributable to Noncontrolling Interests	9	6	6	21	17
Net Income (Loss)	37	12	(89)	(25)	(272)
Interest Expense, Net	44	48	69	140	211
Loss on Extinguishment of Debt and Bond Redemption Premium	2	—	59	2	59
Income Tax Provision	26	12	28	66	66
Depreciation and Amortization	88	90	112	265	337
EBITDA	197	162	179	448	401

Other Adjustments:
Other (Credits) Charges	(2)	(14)	(8)	3	(16)
Restructuring Charges	2	—	—	22	—
Share-Based Compensation	5	6	4	18	13
Other Expense, Net	12	32	4	60	19
Adjusted EBITDA	$214	$186	$179	$551	$417

Supplemental Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA to Free Cash Flow (Unaudited)

	Three Months Ended			Nine Months Ended
($ in Millions)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Adjusted EBITDA	$214	$186	$179	$551	$417
Cash From (Used) for Working Capital	(58)	(20)	(54)	(153)	18
Capital Expenditures for Property, Plant and Equipment	(39)	(24)	(20)	(83)	(44)
Cash Paid for Taxes	(16)	(23)	(12)	(58)	(44)
Cash Paid for Severance and Restructuring	(3)	(5)	(5)	(13)	(26)
Proceeds from Disposition of Assets	12	23	17	55	39
Excess and Obsolete Inventory Charges	6	8	11	26	43
Increase (Decrease) in Accruals, Net [1]	36	14	25	(61)	(3)
Cash Paid for Interest	(19)	(100)	(30)	(136)	(171)
Free Cash Flow [2]	$133	$59	$111	$128	$229
[1]Increase (Decrease) in Accruals, Net primarily includes accruals for net employee benefits, net payments for leases, change in our allowance for credit losses and foreign currency exchange impact.
[2]Free cash flow is a non-GAAP measure calculated as cash flows provided by operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by operating activities.